                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant      [X]

Filed by a Party other than the Registrant     [  ]

Check the appropriate box:

[X]  Preliminary Proxy Statement.                     [ ] Confidential, for Use
[ ]  Definitive Proxy Statement.                          of the Commission Only
[ ]  Definitive Additional Materials                      (as permitted by Rule
[ ]  Soliciting Materials Pursuant to Rule 14a-12.        14a-6(e)(2)).


                               ALTERA CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to the Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------

        (5) Total fee paid:

        ----------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:


    (2) Form, Schedule or Registration Statement No.:


    (3) Filing Party:


    (4) Date Filed:

                                  ALTERA LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 1, 2001
                                   2:00 p.m.

     The annual meeting of stockholders of Altera Corporation, a Delaware corporation, will be held on Tuesday, May 1, 2001, at 2:00 p.m. local time, at Altera's offices at 101 Innovation Drive, San Jose, California, for the following purposes:

     1. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

     2. To approve an amendment to the 1996 Stock Option Plan to increase by 15,000,000 the number of shares of common stock reserved for issuance under the plan.

     3. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 500,000 the number of shares of common stock reserved for issuance under the plan.

     4. To approve an amendment to our certificate of incorporation to increase from 700 million to 1 billion the number of shares of our authorized common stock.

     5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2001.

     6. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on March 6, 2001 are entitled to notice of, and to vote at, the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your shares as soon as possible.

     You may mark your votes, date, sign and return the proxy card or voting instruction form. If you have shares registered directly with our transfer agent, EquiServe, L.P., you may choose to vote those shares via the Internet at EquiServe's voting Web site (www.eproxyvote.com\altr), or you may vote telephonically, within the U.S. and Canada only, by calling EquiServe at (877) 779-8683 (toll-free). If you hold Altera shares with a broker or bank, you may also be eligible to vote via the Internet or to vote telephonically if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services.

     If your Altera shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See "Voting Via the Internet or By Telephone" in the proxy statement for further details.

                                       For the Board of Directors
                                       ALTERA CORPORATION

                                       C. Wendell Bergere
                                       Secretary

San Jose, California
March 21, 2001

                            YOUR VOTE IS IMPORTANT.

           PLEASE SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE
                    AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               ALTERA CORPORATION
                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 1, 2001
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of Altera Corporation, a Delaware corporation, for use at our annual meeting of stockholders to be held on May 1, 2001, or at any adjournment(s), continuation(s) or postponement(s) of the meeting.

     A number of abbreviations are used in this proxy statement. We refer to Altera Corporation as "Altera" or "we," "us" or "our." The term "proxy solicitation materials" includes this proxy statement, as well as the enclosed proxy card. References to "fiscal 2000" mean our 2000 fiscal year which began on January 1, 2000 and ended on December 31, 2000. Our 2001 annual meeting of stockholders is simply referred to as "the annual meeting" or the "meeting."

     Our principal executive offices are located at 101 Innovation Drive, San Jose, California 95134. Our telephone number is (408) 544-7000.

     These proxy solicitation materials were mailed on or about March 21, 2001 to all stockholders entitled to vote at the annual meeting.

RECORD DATE AND SHARES OUTSTANDING

     Stockholders who owned shares of our stock at the close of business on March 6, 2001, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, we had 388,684,358 shares of common stock issued and outstanding.

REVOCABILITY OF PROXIES

     You may revoke your proxy at any time before its use by delivering a written notice of revocation to us, by delivering an executed proxy bearing a later date to us or by attending the meeting and voting in person.

VOTING

     Each share of common stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. Our transfer agent, EquiServe, L.P., tabulates the votes. A quorum, which is a majority of the outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite majority of voting shares has been obtained.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in all circumstances, we believe that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the annual meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker non-votes in the following manner. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of common stock present and entitled to vote and, therefore, do not have the effect of votes in opposition for such proposals. With respect to Proposal 1 requiring a plurality vote and Proposals 2, 3 and 5 requiring the affirmative vote of a majority of the common stock, present and entitled to vote, broker "non-votes" have no effect. However, with respect to Proposal 4 which requires the affirmative vote of a majority of the outstanding shares of our common stock, broker "non-votes" and shares as to which proxy authority has been withheld have the effect of a vote against Proposal 4. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposals 2, 3, 4 and 5.

SOLICITATION OF PROXIES

     We will pay for the cost of this solicitation. We have retained the services of D. F. King & Co., Inc. to help solicit proxies from brokers, bank nominees, and other institutional owners. We estimate that we will pay D. F. King & Co., Inc. a fee of $7,500 for its services. In addition, we will reimburse D. F. King for certain out-of-pocket expenses. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

NOMINEES

     Our board of directors is comprised of eight members, all of whom are to be elected at the annual meeting. The nominating committee of the board of directors has nominated the persons named below for election as directors at the annual meeting. Unless otherwise directed, the proxy holders will vote the proxies received by them for the eight nominees named below. If any of the eight nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

     The names of the nominees and certain information about them are set forth below.

                                                                                               DIRECTOR
           NAME OF NOMINEE             AGE                POSITION(S) WITH ALTERA               SINCE
           ---------------             ---                -----------------------              --------
Rodney Smith.........................  60     Chairman of the Board                              1983
John P. Daane........................  37     President, Chief Executive Officer and Director    2000
Charles M. Clough....................  72     Director                                           1997
Michael A. Ellison...................  55     Director                                           1984
Paul Newhagen........................  51     Director                                           1987
Robert W. Reed.......................  54     Director and Vice Chairman of the Board            1994
Deborah D. Rieman....................  51     Director                                           1996
William E. Terry.....................  67     Director                                           1994

     There is no family relationship between any of our directors or executive officers.

     Rodney Smith has served as Chairman of the Board since joining us in November 1983 and as our President and Chief Executive Officer from November 1983 until November 2000. Prior to November 1983, he held various management positions with Fairchild Semiconductor Corporation, a semiconductor manufacturer.

     John P. Daane has served as our President and Chief Executive Officer since November 2000 and as one of our directors since December 2000. Prior to joining Altera, Mr. Daane spent 15 years at LSI Logic Corporation, a semiconductor manufacturer, most recently as Executive Vice President, Communications Products Group.

     Charles M. Clough has served as one of our directors since August 1997. In August 1997, Mr. Clough retired from his position as Chairman of the Board of Wyle Electronics, a distributor of semiconductor products and computer systems. From 1982 to 1997, Mr. Clough held various management positions at Wyle Electronics, including President, Chief Executive Officer and Chairman. Wyle Electronics was one of our authorized distributors in the United States prior to its acquisition by Arrow Electronics, Inc. Prior to joining Wyle Electronics, he had spent 27 years with Texas Instruments holding a number of management and executive positions relating to semiconductor operations, including the head of Bipolar operations, European Semiconductor group and worldwide marketing.

     Michael A. Ellison has served as one of our directors since April 1984 and has been a private venture capital investor since November 2000. From October 1994 to October 2000, Mr. Ellison was the Chief Executive Officer of Steller, Inc., a distributor of electronics parts. From January 1982 to December 1992, he was a General Partner of Cable & Howse Ventures, a venture capital investment firm.

     Paul Newhagen, one of our co-founders, has served as one of our directors since July 1987. In March 1998, Mr. Newhagen retired from his position as our Vice President, Administration, a position he had held since December 1994. From June 1993 to November 1994, he served as a consultant to us. From 1983 to 1993, Mr. Newhagen held various management positions with us, including Vice President of Finance and Administration, Chief Financial Officer and Secretary.

     Robert W. Reed has served as one of our directors since October 1994 and as Vice Chairman of the Board since January 2001. In 1996, Mr. Reed retired from his position as Senior Vice President of Intel Corporation, a semiconductor manufacturer. From 1983 to 1991, Mr. Reed was Intel's Chief Financial Officer.

     Deborah D. Rieman, Ph.D., has served as one of our directors since May 1996. Dr. Rieman currently manages a private investment fund and consults to technology start-up companies. From July 1995 to May 1999, Dr. Rieman was the President and Chief Executive Officer of CheckPoint Software Technologies, Inc., an Internet security software company. Prior to joining CheckPoint, Dr. Rieman held various executive and marketing positions with Adobe Systems Inc., a computer software company, Sun Microsystems Inc., a computer networking company, and Xerox Corp., a diversified electronics manufacturer. Dr. Rieman also serves as a director of Corning Inc. and Alchemedia Corp.

     William E. Terry has served as one of our directors since August 1994. Mr. Terry is a former director and Executive Vice President of the Hewlett-Packard Company, a diversified electronics manufacturing company. In 36 years at Hewlett-Packard, he held a number of senior management positions, including general manager of Hewlett-Packard's Data Products and Instrument Groups, and subsequently had overall responsibility for the Measurement Systems Sector. He retired from Hewlett-Packard in November 1993. Mr. Terry also serves as a director of Key Tronic Corporation.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The board of directors held seven meetings during fiscal 2000. The board of directors has standing audit, compensation and nominating committees.

     The members of the audit committee are Michael A. Ellison and Robert W. Reed. Messrs. Ellison and Reed are "independent" directors as defined in Rule 4200(a)(14) of the National Association of Securities

Dealers listing standards. The audit committee held three meetings during fiscal 2000. The purposes of the audit committee are to review with our management and independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit, and suggestions of the accountants for improvements in accounting procedures; to nominate independent accountants; and to provide such additional information as the committee may deem necessary to make the board of directors aware of significant financial matters which require the board of directors' attention.

     The members of the compensation committee are William E. Terry and Michael
A. Ellison. The compensation committee held three meetings during fiscal 2000. The purposes of the compensation committee are to review and approve the compensation to be paid or provided to our executive officers, the aggregate compensation of all of our employees and the terms of compensation plans of all types.

     The members of the nominating committee are Charles M. Clough, Paul Newhagen and William E. Terry. The nominating committee held one meeting in fiscal 2000. The purpose of the nominating committee is to seek qualified candidates for nomination and appointment to the board of directors. The nominating committee selects such candidates by evaluating potential candidates' decision-making ability, business experience, technological background, personal integrity, reputation, and other factors. In addition, as reflected in the nominating committee's charter, the nominating committee recognizes the benefits of a board of directors that reflects the diversity of our stockholders, employees, and customers, and the community in which it operates. Accordingly, the nominating committee actively seeks qualified candidates for nomination and election to the board of directors in order to reflect such diversity. The nominating committee conducts its evaluation of potential candidates independently and confidentially; therefore, it does not accept stockholder recommendations of candidates. In January 2001, the nominating committee nominated the candidates identified in this proxy for election to our board of directors.

     During fiscal 2000, no directors attended fewer than 75% of the aggregate number of meetings of the board of directors and meetings of its committees on which they serve.

CERTAIN BUSINESS RELATIONSHIPS

     We have entered into various compensation arrangements with some of our executive officers, which are discussed under "Executive
Compensation -- Employment Contracts and Change of Control Arrangements" on page 10.

DIRECTOR COMPENSATION

     Currently, our non-employee directors receive $2,000 for each meeting of our board of directors or a committee of our board of directors (unless held in conjunction with a meeting of the board of directors as a whole) attended in person, and $1,000 for each meeting attended by telephone. We reimburse each non-employee member of the board of directors and its committees for expenses incurred by such member in connection with the attendance at such meetings. Our non-employee directors are also paid an annual retainer in the amount of $12,000, paid in advance on the date of the annual meeting of stockholders in each year but prorated for any partial year.

     Each non-employee director is eligible to include the annual retainer and meeting fees, but not expense reimbursements, in our Deferred Compensation Plan. We incur incidental expenses for administration of the Deferred Compensation Plan, and our tax benefit for payments to such directors is delayed until funds (including earnings on the amounts invested pursuant to such plan) are eventually distributed from such plan. We do not pay any additional compensation to our non-employee directors as a result of the Deferred Compensation Plan.

     Each non-employee director also receives options under our 1998 Director Stock Option Plan, referred to as the "1998 Director Plan," under which 680,000 shares of common stock are reserved for issuance. The 1998 Director Plan provides for the grant of nonstatutory stock options to each of our non-employee directors. Such grants occur automatically upon commencement of service as a non-employee director and upon reelection as a non-employee director. In 2000, prior to our two-for-one stock split in July 2000, we granted options to purchase 30,000 shares of our common stock to directors upon their reelection as directors. The exercise price for these option grants was equal to the closing price of our common stock on the date of the grant. These option grants vest over a period of years according to the 1998 Director Plan.

     Each non-employee director is also eligible to receive medical, dental and vision insurance benefits at the same level generally available to our employees.

     Our directors who are also officers do not receive any additional compensation for their services as members of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the shares of common stock beneficially owned by (i) persons known by us to beneficially own greater than 5% of our outstanding stock, (ii) each of our directors, (iii) our Chief Executive Officer and the four other most highly paid officers and (iv) all of our directors and executive officers as a group. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of the record date. All percentage figures in the following table are calculated based on the number of shares of common stock outstanding as of the record date.

                                                               SHARES OF COMMON STOCK
                                                              ------------------------
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)               NUMBER      PERCENT(2)
          ---------------------------------------             ----------    ----------
FIVE-PERCENT STOCKHOLDERS:
AXA(3)......................................................  58,565,995      15.07%
T. Rowe Price Associates, Inc.(4)...........................  22,741,885       5.85%
DIRECTORS AND EXECUTIVE OFFICERS:
Rodney Smith(5).............................................   7,717,438       1.99%
John P. Daane...............................................     300,000          *
Charles M. Clough(6)........................................      35,373          *
Michael A. Ellison(7).......................................     124,431          *
Paul Newhagen(8)............................................   2,755,109          *
Robert W. Reed(9)...........................................      51,667          *
Deborah D. Rieman(10).......................................     204,829          *
William E. Terry(11)........................................     482,667          *
Denis Berlan(12)............................................   1,442,486          *
Nathan Sarkisian(13)........................................     511,179          *
Erik Cleage(14).............................................     285,974          *
Michael B. Jacobs(15).......................................     304,646          *
All directors and executive officers as a group (15
  persons)(16)..............................................  14,653,554       3.77%

---------------
  *  Less than 1%.

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated in a corresponding footnote, the business address of each of the beneficial owners listed in this table is 101 Innovation Drive, San Jose, California 95134.

 (2) Applicable percentage of ownership is based on 388,684,358 shares of common stock outstanding as of the record date together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the record date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (3) Based on a filing with the Securities and Exchange Commission on February 12, 2001, indicating beneficial ownership as of December 31, 2000. AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, "Mutuelles AXA"), as a group, control AXA. AXA in turn owns a majority interest in AXA Financial, Inc. Mutuelles AXA, as a group, does not directly own any shares of our common stock. AXA, through entities it controls, including AXA Financial, has sole and shared power to vote 28,041,032 and 21,158,480 shares of our common stock, respectively, and has sole or shared power to dispose of 58,462,501 and 103,494 shares of our common stock, respectively. AXA Financial, through its subsidiaries, has sole and shared power to vote 26,265,288 and 21,158,480 shares of our common stock, respectively, and has sole or shared power to dispose of 56,686,757 and 103,494 shares of our common stock, respectively. For purposes of the reporting requirements of the Securities Exchange Act of 1934, each of Mutuelles AXA and AXA is deemed to be a beneficial owner of such securities; however, Mutuelles AXA and AXA expressly disclaim that they are, in fact, the beneficial owner of such securities, other than, with respect to AXA, the 9,933 shares in which it directly holds beneficial ownership. The business address for AXA is 25, avenue Matignon, 75008 Paris, France; for each member of the Mutuelles AXA other than AXA Courtage Assurance Mutuelle, is 370 rue Saint Honore, 75001 Paris, France; for AXA Courtage Assurance Mutuelle is 26 rue Louis le Grand, 75002 Paris, France; and for AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.

 (4) Based on a filing with the Securities and Exchange Commission on February 7, 2001, indicating beneficial ownership as of December 31, 2000. These securities are owned by various individuals and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address for each such reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.

 (5) Includes 1,706,666 shares which Mr. Smith has the right to acquire within 60 days of the record date through exercise of options. Mr. Smith retired from his position of President and Chief Executive Officer in November 2000.

 (6) Includes 33,333 shares which Mr. Clough has the right to acquire within 60 days of the record date through exercise of options.

 (7) Includes 20,000 shares which Mr. Ellison has the right to acquire within 60 days of the record date through exercise of options.

 (8) Includes 435,333 shares which Mr. Newhagen has the right to acquire within 60 days of the record date through exercise of options. Also includes 4,400 and 600 shares held by Mr. Newhagen's spouse and daughter, respectively.

 (9) Includes 51,667 shares which Mr. Reed has the right to acquire within 60 days of the record date through exercise of options.

(10) Includes 204,829 shares which Dr. Rieman has the right to acquire within 60 days of the record date through exercise of options.

(11) Includes 466,667 shares which Mr. Terry has the right to acquire within 60 days of the record date through exercise of options.

(12) Includes 932,000 shares which Mr. Berlan has the right to acquire within 60 days of the record date through exercise of option. Also includes 1,300 shares held by Mr. Berlan's son.

(13) Includes 506,533 shares which Mr. Sarkisian has the right to acquire within 60 days of the record date through exercise of options.

(14) Includes 80,000 shares which Mr. Cleage has the right to acquire within 60 days of the record date through exercise of options. Also includes 400 shares held by Mr. Cleage's spouse.

(15) Includes 250,000 shares which Mr. Jacobs has the right to acquire within 60 days of the record date through the exercise of options.

(16) Includes 5,099,226 shares in the aggregate which executive officers and directors have the right to acquire within 60 days of the record date through exercise of options.

EXECUTIVE COMPENSATION

  Summary of Officer Compensation

     The following table summarizes the total compensation of the Chief Executive Officer and our four other most highly compensated executive officers in fiscal 2000 as well as the total compensation earned by each such individual for our two previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS
                                                                          -----------------------
                                                   ANNUAL COMPENSATION    RESTRICTED   SECURITIES    ALL OTHER
                                                  ---------------------     STOCK      UNDERLYING   COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)    AWARDS($)    OPTIONS(#)       ($)
       ---------------------------         ----   ---------   ---------   ----------   ----------   ------------
Rodney Smith.............................  2000    800,031    1,785,840          --      100,000       17,887(1)
  Chairman of Board, Former                1999    800,031      680,192          --      200,000       17,980(1)
  President and Former Chief               1998    550,022      110,000          --      200,000       17,736(1)
  Executive Officer
John P. Daane............................  2000     56,669      116,080   7,180,950(2) 1,500,000           88(3)
  President and Chief Executive Officer
Denis M. Berlan..........................  2000    500,019    1,116,150          --      160,000        7,034(4)
  Executive Vice President and             1999    500,020      425,120          --      100,000        7,369(4)
  Chief Operating Officer                  1998    350,013       70,000          --      100,000        7,884(4)
Nathan Sarkisian.........................  2000    395,915      892,920          --      160,000        5,059(5)
  Senior Vice President and                1999    398,477      425,120          --      100,000        4,452(5)
  Chief Financial Officer                  1998    270,011       54,000          --      100,000        5,016(5)
Erik Cleage..............................  2000    400,015      892,920          --      160,000        5,815(6)
  Senior Vice President, Marketing         1999    400,015      340,096          --      100,000        4,863(6)
                                           1998    265,011       53,000          --      200,000        5,906(6)
Michael B. Jacobs........................  2000    280,588      719,960   1,320,288(2)   960,000        2,161(7)
  Senior Vice President,
  Worldwide Sales

---------------
(1) Represents $16,387, $16,480 and $16,236 of disability insurance premiums, life insurance premiums and medical examination costs we paid in fiscal 2000, fiscal 1999 and fiscal 1998, respectively, and a $1,500 contribution by us under our 401(k) plan in each such year. In November 2000, Mr. Smith resigned as our Chief Executive Officer and President.

(2) Represents the dollar value (less the par value per share paid by Mr. Daane and Mr. Jacobs) of the award of restricted stock determined by multiplying the closing market price of the common stock on the grant date by the number of shares granted -- 300,000 shares at $23.9375 per share for Mr. Daane and 25,000 shares, prior to our two-for-one stock split in July 2000, at $52.8125 per share for Mr. Jacobs. At December 31, 2000, Messrs. Daane and Jacobs held 300,000 and 50,000 shares of restricted stock having a value of $7,893,450 and $1,315,600, respectively, based upon a closing price of $26.3125 per share of our common stock as reported on the Nasdaq National Market on December 29, 2000. Dividends, if any, are paid on all restricted stock to same extent as any other shares of our common stock.

(3) Represents $88 of life insurance premiums we paid in fiscal 2000.

(4) Represents $5,534, $5,869 and $6,384 of disability insurance premiums, life insurance premiums and medical examination costs we paid in fiscal 2000, fiscal 1999 and fiscal 1998, respectively, and a $1,500 contribution by us under our 401(k) plan in each such year.

(5) Represents $3,559, $2,952 and $3,516 of disability insurance premiums, life insurance premiums and medical examination costs we paid in fiscal 2000, fiscal 1999 and fiscal 1998, respectively, and a $1,500 contribution by us under our 401(k) plan in each such year.

(6) Represents $4,315, $3,363 and $4,406 of disability insurance premiums, life insurance premiums and medical examination costs we paid in fiscal 2000, fiscal 1999 and fiscal 1998, respectively, and a $1,500 contribution paid by us under our 401(k) plan in each such year.

(7) Represents $661 of life insurance premiums we paid in fiscal 2000, and a $1,500 contribution paid by us under our 401(k) plan in such year.

  Options Granted During Fiscal 2000

     The following table summarizes the grants of options to purchase our common stock made to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE VALUE
                        ----------------------------------------------------------------    AT ASSUMED ANNUAL RATES OF
                            NUMBER OF        % OF TOTAL OPTIONS                            STOCK PRICE APPRECIATION FOR
                            SECURITIES           GRANTED TO       EXERCISE                        OPTION TERM(2)
                        UNDERLYING OPTIONS      EMPLOYEES IN        PRICE     EXPIRATION   ----------------------------
         NAME             GRANTED(#)(1)         FISCAL YEAR       ($/SHARE)      DATE         5%($)           10%($)
         ----           ------------------   ------------------   ---------   ----------   ------------    ------------
Rodney Smith..........        100,000(3)            0.75%          24.6250    12/20/2010     1,548,653       3,924,591
John P. Daane.........      1,500,000(4)           11.23%          23.9375    11/30/2010    22,581,248      57,225,315
Denis M. Berlan.......        160,000(5)            1.20%          24.6250    12/20/2010     2,477,845       6,279,345
Nathan Sarkisian......        160,000(6)            1.20%          24.6250    12/20/2010     2,477,845       6,279,345
Erik Cleage...........        160,000(7)            1.20%          24.6250    12/20/2010     2,477,845       6,279,345
Michael B. Jacobs.....        160,000(8)            1.20%          24.6250    12/20/2010     2,477,845       6,279,345
                              800,000(9)            5.99%          26.4063    01/11/2010    13,285,424      33,667,873

---------------
(1) The options shown in the table are nonstatutory stock options that were granted at fair market value under our 1996 Stock Option Plan, as amended.

(2) The 5% and 10% assumed compound rates of annual stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

(3) 8,333.33 shares vest monthly from January 1, 2001 through December 31, 2001.

(4) 375,000 shares vest on November 30, 2001 and 31,250 shares vest monthly from November 30, 2001 through November 30, 2004.

(5) 13,333.33 shares vest monthly from January 1, 2004 through December 31,
    2004.

(6) 13,333.33 shares vest monthly from January 1, 2004 through December 31,
    2004.

(7) 13,333.33 shares vest monthly from January 1, 2004 through December 31,
    2004.

(8) 13,333.33 shares vest monthly from January 1, 2004 through December 31,
    2004.

(9) 200,000 shares vest on January 11, 2001 and 16,666.67 shares vest monthly from January 11, 2001 to January 11, 2004.

  Option Exercises and Fiscal 2000 Year-End Values

     The following table provides the specified information concerning exercises of options to purchase our common stock and the fiscal year-end value of unexercised options held by each of the persons named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                              SHARES                                (#)                AT FISCAL YEAR-END($)(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   -----------   -----------   -------------   -----------   -------------
Rodney Smith..............         --             --     1,371,667      1,808,333     27,086,888     25,431,726
John P. Daane.............         --             --            --      1,500,000             --      3,562,500
Denis M. Berlan...........    472,680     19,503,335       755,333      1,256,667     15,930,951     16,327,034
Nathan Sarkisian..........    240,000      8,516,230       379,867      1,013,333      7,091,249     11,831,621
Erik Cleage...............    528,666     21,466,368         2,667      1,086,667         52,007     12,222,037
Michael B. Jacobs.........         --             --            --        960,000             --        270,000

---------------
(1) Amounts reflecting gains on outstanding stock options are based on the closing price of our common stock as reported on the Nasdaq National Market on December 29, 2000 of $26.3125 per share.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     We do not normally enter into employment contracts guaranteeing employment with our executive officers; however, each of our employees, including our executive officers, execute upon the commencement of their employment an employment, confidential information and invention assignment agreement. In connection with our employment of John P. Daane as our President and Chief Executive Officer and as an inducement essential to Mr. Daane's accepting employment with us and in recognition of the best interests of our stockholders, which we believe is served by the continuing employment of key management personnel, we entered into a severance agreement and a change in control severance agreement with Mr. Daane. Under the severance agreement, Mr. Daane is entitled to receive payment equivalent to two year's of his then current salary and one year of accelerated vesting of his stock options and restricted stock. The severance payments are payable only if we terminate Mr. Daane for reasons other than his death or for cause, as defined in the agreement. Mr. Daane is not eligible for severance payments if he is eligible to receive benefits under the change in control agreement. Mr. Daane is not entitled to receive severance payments if he terminates his employment for any reason. As a condition to receiving the severance payments, Mr. Daane must execute a release, releasing and waiving any claims he may have against us. The severance agreement has a term of five years, which the board of directors may extend in its sole discretion.

     Under the change in control agreement, Mr. Daane is entitled to receive severance compensation if within 24 months following a change in control one or more of the following events, referred to as a "triggering event", occur:

     - Mr. Daane is terminated within 24 months of a change in control for reasons other than death or for cause (as defined in the agreement);

     - Mr. Daane is reassigned to a position other than CEO and he terminates his employment within 90 days of such reassignment; or

     - we move our headquarters more than 60 miles from its present location and he terminates his employment within 90 days of such move.

     A change in control is generally defined as the acquisition directly or indirectly of 50% or more of either (1) the total combined voting power of our outstanding common stock or (2) the total fair market value of our common stock. Upon the occurrence of a triggering event, Mr. Daane is entitled to receive the following compensation:

     - 24 months of his then current base salary;

     - a bonus equivalent to two times his target bonus, if any, for the fiscal year in which the change in control occurs; and

     - accelerated vesting of all options and restricted stock granted or issued at least six months prior to the change in control.

The change in control agreement will terminate after five years, unless earlier terminated as a result of a change in control.

     In November 2000, the board of directors also approved the sale of 300,000 shares of our common stock to Mr. Daane at a purchase price equal to the par value per share. Until the shares of common stock become vested, (1) Mr. Daane may not transfer such shares, and (2) upon termination of Mr. Daane's employment, we have the right to repurchase the shares at the original purchase price for a period of 90 days following the date of such termination. Subject to Mr. Daane's continued employment with us, the restrictions on 33.33% of the shares will lapse annually over three years. In addition, these shares are subject to accelerated vesting in accordance with the terms of the severance agreement and change in control agreement. The sale of the common stock to Mr. Daane was made to compensate him for compensation and benefits that were forfeited upon termination of his prior employment and as an incentive for continued service and achievements in the future.

     In January 2000, the board of directors approved a grant of 25,000 shares, prior to our two-for-one stock split in July 2000, of our restricted common stock to Michael B. Jacobs, our newly hired Senior Vice President, Worldwide Sales. In March 2000, Mr. Jacobs purchased the 25,000 shares at the par value per share. Subject to Mr. Jacobs' continued employment with us, the restrictions on 25% of the shares will lapse annually over four years. In addition, in the event of a change of control or if Mr. Jacobs is terminated without cause, in each case within two years of the commencement of his employment, he is entitled to receive payment equivalent to one year of his then current base salary and one year of accelerated vesting of his stock options and restricted stock. The restricted stock grant to Mr. Jacobs was made to compensate him for stock options that were forfeited upon termination of his prior employment and were scheduled to vest in a short term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee are Michael A. Ellison and William E. Terry. Neither Mr. Ellison nor Mr. Terry was at any time during fiscal 2000 or at any other time an officer or employee of us. None of our executive officers serves as a member of the board of directors or compensation committee of any company which has one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

     The compensation committee of the board of directors establishes our general compensation policies and the compensation plans and specific compensation levels for senior executives including our Chief Executive Officer. The compensation committee is currently comprised of two independent outside directors. The compensation committee meets at least twice a year to review executive compensation policies, design compensation programs and determine individual salaries and awards for our executive officers based on both objective and subjective performance criteria.

  General Compensation Philosophy

     The primary objectives of our executive compensation policies include:

     - attracting, motivating, and retaining quality employees;

     - rewarding executives based upon our financial performance at levels competitive with comparable high-growth companies; and

     - providing incentives designed to increase stockholder value.

     Because we compete against aggressive companies in a dynamic, high-growth industry, we believe that finding, motivating, and retaining quality employees, particularly senior managers and technical contributors, is a key factor to our future success. Accordingly, the compensation committee's compensation philosophy seeks to align management and stockholder interests by tying cash compensation and long-term equity incentive programs to our financial performance, including increased returns to stockholders. The compensation committee also seeks to maintain executives' aggregate compensation, including salary, bonus, and long-term equity incentives, at a level competitive with peer companies in the semiconductor industry which approximate our size in terms of employees, revenue and capitalization. Many of these companies are included in the S&P Semiconductor Index used in the performance graph appearing in this proxy statement. In addition, as we compete for executive talent outside of those companies included in the S&P Semiconductor Index, companies outside this index are selected for inclusion in our peer group based on several criteria including, size, growth rates, similar financial performance, leadership status, innovation and the extent to which they compete with us for executives.

  Cash Compensation

     Cash compensation for our senior executives consists of a fixed base salary and an annual bonus based on our financial performance. Comparable peer company and other market data are studied in determining total cash compensation. In order to implement our philosophy that executives be rewarded for achieving positive financial results, the compensation committee structures the variable incentive bonus component to significantly affect their level of total compensation as compared to total compensation of executives of peer companies. Thus, while executive base salaries are targeted to be in the third quartile for salaries paid by peer companies, bonuses are targeted to raise or lower the level of total compensation in comparison with peer companies depending upon our performance in meeting annual performance goals established by the compensation committee.

     In setting annual goals for the executive bonus plan, the compensation committee considers various factors, including the anticipated introduction of new products, general economic conditions and our position relative to our competitors. The compensation committee intends that the goals be aggressive, emphasizing strong revenue growth and consistent net income. In order to achieve the purpose of the plan, the financial goals set by the compensation committee and the corresponding bonus targets are communicated to participants prior to the beginning of the fiscal year.

  Long-Term Equity Compensation

     Long-term equity incentives, including stock options and stock purchase rights granted pursuant to our stock option and stock purchase plans, directly align the economic interests of our management and employees with those of our stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of our common stock on the date the option is granted. In addition, employees must remain employed with us for a fixed period of time in order for the options to vest fully. Options are granted to employees and executives following a yearly review of individual performance and consideration of the individual's long-term value to us.

  CEO Compensation

     In setting the CEO's compensation, the compensation committee considers comparative financial and pay data of selected peer companies in the semiconductor industry. The compensation committee also considers studies from independent consultants of compensation structures. In November 2000, Mr. Daane became the company's new President and Chief Executive Officer. In determining Mr. Daane's compensation, the compensation committee reviewed compensation packages provided to new CEOs hired by similar high growth companies and the past compensation of Mr. Smith. Based on this determination and upon negotiation with Mr. Daane, the compensation committee established Mr. Daane's annual base compensation at $650,000. In addition, to compensate Mr. Daane for compensation and benefits he relinquished when he left his previous employer and as an incentive for continued service, the compensation committee agreed to sell Mr. Daane 300,000 shares of common stock at a purchase price equal to the par value per share. The restrictions on the transfer of and our right to repurchase such shares lapse upon the vesting of such shares over a period of three years. We also entered into a severance agreement and change in control severance agreement with Mr. Daane. Additionally, the compensation committee adjusted the base salary for Mr. Smith, the Chairman of the Board and former CEO, to $320,000, from his base salary as CEO of $800,000 in 2000.

     The amount of Mr. Smith's 2000 bonus was based on our fiscal 2000 growth of sales revenue over prior year results as compared to such growth of peer companies and the level of net income. During 2000, our revenues grew 64.6%. Excluding the one-time net after tax gain resulting from the sale of our 23% interest in WaferTech, LLC, net income as a percentage of revenue was 28.6%, an increase of 1.8 percentage points over the prior year. Based on our results, the compensation committee awarded Mr. Smith a bonus for fiscal 2000 of $1,785,840. Upon completion of ninety days of employment with us, Mr. Daane was paid a $450,000 hire-on bonus in February 2001. Further, Mr. Daane's fiscal year 2000 bonus was $116,080, and his fiscal 2001 bonus is guaranteed at 100% of his base salary, with a maximum payout of 175% of his base salary.

     We grant stock options to the CEO based primarily on the compensation committee's evaluation of his ability to influence our long-term growth and profitability. The compensation committee's determination of the size of the option grant is made in its discretion based principally on the compensation committee's estimation of the equity incentive value of the CEO's unvested option position. In 2000, we granted Mr. Smith and Mr. Daane options to purchase 100,000 and 1,500,000 shares of our common stock, respectively.

  Other Executive Compensation

     The compensation committee has adopted compensation policies for its senior executives similar to those established for the CEO. Using salary data supplied by outside consultants and other publicly available data, such as proxy data from peer companies, the CEO recommends to the compensation committee base salaries for executive officers that are within the range of salaries for persons holding similar positions at peer companies. In setting executive officer salaries, the CEO and the compensation committee also consider factors such as our performance relative to the peer companies and the individual officer's past performance and future potential. In accordance with our compensation goals, the executive officers' base salaries for fiscal 2000 were generally at the median of the range of peer company base salary data obtained by the compensation committee.

     Cash bonuses for all executive officers for fiscal 2000 were based on our growth of revenues over prior year results compared to such growth of peer companies and the level of net income in accordance with financial goals and bonus targets established prior to the beginning of each fiscal year. Executive officer bonuses for fiscal 2001 will continue to be awarded based on our growth of sales revenue over prior year results and the level of net income.

     As with the CEO, the size of the stock option grant to each executive officer is determined by the compensation committee's evaluation of that officer's ability to influence our long-term growth and profitability. In addition, the compensation committee considers the incentive effect of additional option grants given the stock options then held by such executive officers and the amount of those options that are not yet vested.

     In the hiring of a new executive officer, the compensation committee, in addition to approving the base salary, bonus program participation and stock option grant, also granted restricted stock in order to compensate him for stock options that were forfeited upon termination of his prior employment and were scheduled to vest in a short term.

  Other Compensation Considerations

     The compensation committee has studied Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, which restrict the deductibility of executive compensation paid to any of our five most highly-paid executive officers at the end of any fiscal year to the extent that such compensation exceeds $1 million in any year and does not qualify for an exemption under the statute or related regulations. We have qualified our 1987 Stock Option Plan and our 1996 Stock Option Plan as performance-based plans and therefore compensation realized in connection with exercises of options granted under these plans is exempt under the statute. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible.

         William E. Terry, Chairman                     Michael A. Ellison, Member
           Compensation Committee                         Compensation Committee

AUDIT COMMITTEE REPORT

     The following is a report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2000, which include our consolidated balance sheets as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto.

     The board of directors has adopted a written audit committee charter, a copy of which is attached to this proxy statement as Appendix A. In general the charter sets forth:

     - the scope of the audit committee's responsibilities and the means by which it carries out these responsibilities;

     - the outside auditor's accountability to the board of directors and the audit committee; and

     - the audit committee's responsibility to ensure the independence of the outside auditor.

  Review with Management

     The audit committee has reviewed and discussed our audited financial statements with management.

  Review and Discussions with Independent Accountants

     The audit committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.

     The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from us and our related entities) and has discussed with PricewaterhouseCoopers LLP their independence from Altera. In addition, the audit committee has also considered whether the provision of those services set forth in the table below is compatible with PricewaterhouseCoopers LLP maintaining its independence from Altera.

  Conclusion

     Based on the review and discussions referred to above, the committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

          Robert W. Reed, Chairman                      Michael A. Ellison, Member
               Audit Committee                                Audit Committee

AUDIT FEES

     The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during fiscal 2000:

                  DESCRIPTION OF SERVICES
                  -----------------------
Audit fees(1)...............................................  $477,000
Financial information system design and implementation
  fees(2)...................................................        --
All other fees(3)...........................................   379,000
                                                              --------
          Total.............................................  $856,000
                                                              ========

---------------
(1) Represents the aggregate fees billed or to be billed for professional services rendered for the audit of our 2000 annual financial statements and for the review of the financial statements included in our quarterly reports during such period.

(2) Represents the aggregate fees billed for operating or supervising the operation of our information system or managing our local area network and/or designing or implementing a hardware or software system that aggregates data or generates information that is significant to the generation of our financial statements.

(3) Represents the aggregate fees billed in 2000 for services other than audit and other than financial information system design and implementation including, for example, fees for tax services and acquisition due diligence services.

COMPANY PERFORMANCE

     The following graph shows a comparison, since January 1, 1996, of cumulative total return for Altera, the Standard & Poor's 500 Index and the Standard & Poor's Semiconductor Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------
                        1/1/96     1/1/97     1/1/98     1/1/99     1/1/00    12/31/00
--------------------------------------------------------------------------------------
 Altera Corporation     100.00     146.11     133.17     244.72     398.49     423.12
 S&P 500 Index          100.00     120.26     157.56     199.57     238.54     214.36
 S&P Semiconductor
  Index                 100.00     156.92     164.54     256.38     470.19     322.05
--------------------------------------------------------------------------------------

Assumes $100 invested on December 31, 1995 in our common stock, Standard & Poor's 500 Index and Standard & Poor's Semiconductor Index. Total return is based on historical results and is not intended to indicate future performance.
---------------

* Total return assumes reinvestment of dividends for the Standard & Poor's 500 Index and Standard & Poor's Semiconductor Index. We have never paid dividends on our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

     Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were complied with, except that John Fitzhenry, Vice President, Human Resources, failed to report one transaction on a Form 4. In making these statements, we have relied upon the written representations of our officers and directors.

        PROPOSAL TWO -- APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN

STOCKHOLDER PROPOSAL

     At the annual meeting, the stockholders are being requested to approve the proposed amendment to the 1996 Stock Option Plan, referred to as the 1996 Plan, to increase by 15,000,000 the number of shares reserved for issuance to a total of 59,000,000.

SUMMARY

     The 1996 Plan was adopted by our board of directors in March 1996 and approved by our stockholders in May 1996. The 1996 Plan as adopted had 2,000,000 shares of common stock reserved for issuance, which increased to 4,000,000 with our two-for-one stock split in December 1996. At the annual meetings held in 1997, 1998 and 1999, the stockholders approved amendments to the 1996 Plan that increased the number of shares reserved for issuance by an aggregate of 5,000,000 to 9,000,000. As a result of our two-for-one stock split in May 1999, the number of shares reserved for issuance increased to 18,000,000. At the annual meeting held in 2000, the stockholders approved an amendment to the 1996 Plan that increased the number of shares reserved for issuance by 4,000,000 to 22,000,000. The number of shares reserved for issuance increased to 44,000,000 as a result of our two-for-one stock split in July 2000.

     In October 2000, our board of directors approved a proposal for restricting repricing of stock options granted under the 1987 Stock Option Plan, the 1996 Plan and the 1998 Director Plan. Effective October 2000, we cannot, without the approval of a majority of our stockholders, amend any granted option to reduce the exercise price of the granted option or cancel any granted option in exchange for another option with a lower exercise price. These restrictions, however, do not apply where the amendment or cancellation of the granted option is necessary or appropriate to preserve the aggregate spread on the granted option following a stock dividend, merger, spin-off or other corporate change.

     As of the record date, options to purchase an aggregate of 39,743,098 shares were outstanding and options to purchase 1,573,668 shares were available for future grant. In addition, 2,683,234 shares had been issued pursuant to the exercise of stock options granted under the 1996 Plan. The 1996 Plan authorizes the board of directors to grant stock options to eligible employees and consultants of Altera. The 1996 Plan is structured to allow the board of directors broad discretion in creating equity incentives in order to assist us in attracting, retaining and motivating the best available personnel for the successful conduct of our business. The board of directors believes that the remaining shares available for grant under the 1996 Plan are insufficient to accomplish these purposes. Specifically, the board of directors believes than an increase in the number of shares reserved for issuance under the 1996 Plan is necessary to attract and hire new employees and to ensure that a sufficient number of shares are available for options assumed or granted in connection with acquisitions we may undertake.

     In January 2001, the board of directors approved an amendment to the 1996 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 15,000,000, thereby increasing the total number of shares issuable under the 1996 Plan from 44,000,000 to 59,000,000.

     Under our stock repurchase program, the board of directors has authorized management to purchase up to 48,000,000 shares of common stock in the open market from time to time. In July 1996, our board of directors approved our stock repurchase program, which initially authorized us to repurchase up to 2,000,000 shares of our common stock. In June 1998, our board of directors authorized an increase in the number of shares by 4,000,000 from 2,000,000 shares to 6,000,000 shares. In connection with our two-for-one stock splits in May 1999 and July 2000, the authorized number of shares doubled from 6,000,000 to 12,000,000 and from 12,000,000 to 24,000,000. Further, in October 2000, our board of directors increased the authorized number of shares from 24,000,000 to 48,000,000. Our goal is to use our stock repurchases under this program to offset the potential share dilution from stock options granted under the 1996 Plan and from shares purchased under the 1987 Employee Stock Purchase Plan. In 1996, 1998, 1999 and 2000, we repurchased 1,200,000 shares, 7,240,000 shares,
4,330,000 shares and 17,130,000 shares, respectively, substantially offsetting the potential share dilution from 1996, 1998, 1999 and 2000 activity relating to the

1996 Plan and 1987 Employee Stock Purchase Plan. Consequently, we may repurchase a total of 18,100,000 shares in the future under our stock repurchase program.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1996 Plan. TO PROVIDE INCENTIVES TO ELIGIBLE EMPLOYEES AND TO ALIGN THEIR INTERESTS DIRECTLY WITH THOSE OF THE STOCKHOLDERS, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" SUCH AMENDMENT.

     The essential features of the 1996 Plan are outlined below.

GENERAL

     The 1996 Plan permits stock option grants to our employees and consultants, or any parent or subsidiary of Altera. Our board of directors has the discretion to grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the "Code", or nonstatutory stock options. We do not currently have plans to grant incentive stock options under the 1996 Plan.

     The 1996 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of ERISA.

PURPOSES

     The purposes of the 1996 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants, to promote the success of our business, and to clearly align the interests of eligible employees directly with those of the stockholders.

ADMINISTRATION

     The 1996 Plan may be administered by our board of directors or by a committee designated by the board of directors. Once appointed, the committee members shall continue to serve until otherwise directed by the board of directors. The administration, interpretation, or application of the 1996 Plan by the board of directors or by the committee shall be final, conclusive, and binding upon all participants. The board of directors will administer the 1996 Plan, subject to the authority delegated to the stock option plan committee to grant stock options to employees other than executive officers and directors, and to the authority delegated to our compensation committee to administer the 1996 Plan in connection with grants and other matters regarding our executive officers, directors, and 10% stockholders, as each such term is defined under
Section 16 of the Exchange Act. Currently, the stock option plan committee consists of John P. Daane, and the compensation committee consists of William E. Terry and Michael A. Ellison. Members of the board of directors and the committees will receive no additional compensation for their services in connection with the administration of the 1996 Plan. Copies of the 1996 Plan are available upon request at our principal executive offices.

ELIGIBILITY

     The 1996 Plan provides for the grant of stock options to employees, including employees who serve as both our officers and directors, and our consultants or any parent or subsidiary of Altera whom the board of directors or the committees determine are eligible to be granted stock options under the 1996 Plan. Incentive stock options may only be granted to employees. The board of directors or the committees determine the number of shares subject to each stock option. As of the record date, approximately 2,050 employees, including officers, were eligible to participate in the 1996 Plan.

     The 1996 Plan imposes a limitation on grants to any optionee in any fiscal year so that the aggregate grants in any one year to any optionee may not exceed 2,000,000 shares per fiscal year; provided, however, that new hires may receive additional stock option grants for no more than 2,000,000 shares in the year they are hired. In addition, there is a limit of $100,000 on the aggregate fair market value of shares subject to all incentive stock options that are exercisable for the first time in any calendar year by an employee.

TERMS OF OPTIONS

     Each stock option granted pursuant to the 1996 Plan is evidenced by a written stock option agreement between us and the optionee and is subject to the following terms and conditions:

          (a) Exercise of the Option. The board of directors or the committees determine on the date of grant when stock options may be exercisable under the 1996 Plan.

          Effective October 1, 1997, the form of stock option agreement used under the 1996 Plan for all new employees provides that a stock option will be exercisable cumulatively as to 25% of the stock option shares at the end of the first year and then monthly in equal amounts until 100% of the stock option shares have vested at the end of four years, so long as employment continues. Additional stock options granted to existing employees will typically vest monthly over a one-year period ending four years from the date of grant.

          Payment for shares issued upon exercise of a stock option may consist of cash, check, promissory note, an exchange of shares of our common stock, any combination of such methods of payment or such other consideration as determined by the board of directors or the committees and as permitted under the Delaware General Corporation Law.

          (b) Exercise Price. The exercise price of stock options granted under the 1996 Plan is determined by the board of directors or the committees but may not be less than 100% of the fair market value of the common stock on the date the stock option is granted. The 1996 Plan provides that, because our common stock is currently traded on the Nasdaq National Market, the fair market value per share shall be the closing price on the Nasdaq National Market, on the date of grant of the stock option, as reported in The Wall Street Journal.

          (c) Termination of Employment. If the optionee's employment with us is terminated for any reason (other than death, total and permanent disability, or in certain cases, retirement), a vested stock option may be exercised within 30 days (or such other period of time (not exceeding three months in the case of incentive stock options) as is determined by the board of directors or the committee administering the 1996 Plan at the time of grant of such stock option), after such termination (but in no event later than the date of expiration of the term of such stock option) as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination. An optionee may be exempt from this rule if the optionee is on an approved leave of absence, or if transferred to a subsidiary or parent of Altera.

          (d) Retirement. If an optionee satisfies certain requirements described below, the board of directors or the committee administering the 1996 Plan may, in its sole discretion grant stock options to an optionee which may continue to be exercisable following his or her retirement from us, but such period may not extend beyond the date the stock option would otherwise terminate in accordance with its terms pursuant to the option agreement between us and the optionee.

          Effective October 6, 1999, an optionee is eligible for extended exercisability of stock options upon retirement under the 1996 Plan only if he or she: (1) has terminated his or her employment or consultancy with us after attaining the age of 55 and has completed at least ten years of service as an employee of us, or (2) has terminated his or her employment or consultancy with us as a result of disability, regardless of the optionee's age, has completed ten years of service as an employee of us, and is eligible for Social Security benefits. In addition, to be eligible for extended exercisability of stock options upon retirement under the 1996 Plan, an optionee must not have committed certain acts of misconduct, including conduct related to employment for which either criminal or civil penalties may be sought, willful violation of our written policies, engaging in any activity which is in competition with us or any parent or subsidiary of Altera, or unauthorized disclosure of our confidential information or trade secrets or any parent or subsidiary of Altera.

          (e) Death or Disability. If an optionee is unable to continue his or her employment with us as a result of death, his or her stock options may be exercised at any time within six months from the date of death (but in no event later than the date of expiration of the term of such stock option) to the extent such stock options would have been exercisable on the date six months after the date of the optionee's death. If an optionee should die after a termination of employment, but before his or her stock options have expired or been exercised, such stock options may be exercised at any time within six months after death (but in no event later than the date of expiration of the term of such stock option) but only to the extent the stock options were exercisable on the date of termination. The board of directors or the committees may in their discretion extend the exercisability, but not the vesting, of such stock options for up to twelve months from the date of death.

          If an optionee is unable to continue his or her employment with us as a result of total and permanent disability, and except as otherwise provided above with respect to retirement, his or her stock options may be exercised at any time within three months after termination (or such other period not exceeding twelve months as determined by the board of directors or the committees but in no event later than the date of expiration of the term of such stock option) to the extent the stock option was exercisable on the date of termination.

          (f) Term and Termination of Options. Stock options granted under the 1996 Plan expire ten years from the date of grant, unless a shorter period is provided in the stock option agreement. The current form of option agreement provides for a ten-year term. No stock option may be exercised by any person after the expiration of its term.

          (g) Nontransferability of Options. A stock option is not transferable by the optionee, other than by will or the laws of descent and distribution. If the optionee dies, stock options may be exercised by a person who acquires the right to exercise the stock option by bequest or inheritance.

          (h) Other Provisions. The stock option agreement may contain such other terms, provisions, and conditions not inconsistent with the 1996 Plan as may be determined by the board of directors or the committees.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER

     In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment shall be made by the board of directors in the stock option exercise price and in the number of shares subject to each stock option.

     In the event of our proposed dissolution or liquidation, we are required to notify each optionee as soon as practicable prior to the effective date of the proposed transaction. The board of directors or a committee may, in its discretion, provide for an optionee to have the right to exercise his or her stock options prior to the transaction and may, in addition, accelerate the exercisability of stock options so as to permit optionees to exercise their stock options to purchase shares of common stock for which the stock options would not otherwise be exercisable. To the extent a stock option has not been previously exercised, it will terminate immediately prior to the proposed liquidation or dissolution.

     In the event of a proposed sale of our assets or our merger with or into another corporation, all stock options will be assumed or an equivalent option will be substituted by the successor corporation. If the successor corporation refuses to fully assume all stock options, the optionees shall have the right to exercise stock options prior to such transaction for all shares of common stock subject to such stock options, including shares for which such stock options would not otherwise be exercisable. Stock options will be considered assumed if, following the merger or sale of assets, the option or right granted to the optionee by the purchaser or acquiror confers the right to receive for each share of common stock subject to such stock options the consideration received in the merger or sale of assets in exchange for outstanding shares of the common stock on the date of the transaction; provided, however, that if the consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent, the board of directors or the committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the stock option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of our common stock in the merger or sale of assets.

AMENDMENT AND TERMINATION

     The board of directors may amend, alter, suspend, or terminate the 1996 Plan, or any part of the 1996 Plan, at any time and for any reason. However, we will obtain stockholder approval for any amendment to the 1996 Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the board of directors or stockholders may alter or impair any option or stock purchase right previously granted under the 1996 Plan without the written consent of the optionee. Unless terminated earlier, the 1996 Plan shall terminate ten years from the date of its approval by our stockholders.

TAX INFORMATION

  Incentive Stock Options

     The Code provides to optionees favorable federal income tax treatment of stock options which qualify as incentive stock options. If a stock option granted under the 1996 Plan is treated as an incentive stock option, the optionee will recognize no income upon grant of the stock option, and will recognize no income upon exercise of the stock option unless the alternative minimum tax rules apply. We will not be allowed a deduction for federal tax purposes in connection with the exercise of an incentive stock option.

     Upon the sale of the shares issued upon exercise of an incentive stock option at least two years after the grant of the stock option and one year after exercise of the stock option, referred to as the statutory holding periods, any gain will be taxed to the optionee as long-term capital gain. If the statutory holding periods are not satisfied (i.e., the optionee makes a "disqualifying disposition"), the optionee will recognize compensation income equal to the excess, if any, of the lower of (1) the fair market value of the stock at the date of the stock option exercise, or (2) the sale price of the stock, over the option price. We are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition. The employee's basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

     Different rules may apply if shares are purchased by an optionee who is subject to Section 16(b) of the Exchange Act, and the optionee subsequently disposes of such shares prior to the expiration of the statutory holding periods.

  Nonstatutory Stock Options

     Nonstatutory stock options granted under the 1996 Plan will not qualify for any special tax benefits to the optionee.

     An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon exercise of the stock option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares at the time of exercise over the exercise price. We are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such exercise. The employee's basis of the option stock will be increased by the amount of the compensation income recognized.

     Upon the sale of the shares issued upon exercise of a nonstatutory stock option, any further gain or loss recognized will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

     During fiscal 2000, we received a tax benefit resulting from tax deductions of approximately $84.8 million and $15.6 million with respect to options exercised by employees under the 1987 Stock Option Plan and the 1996 Plan, respectively. During fiscal 2000, we also received a tax benefit resulting from research and development credits of approximately $6.0 million and $465,600 with respect to options exercised by employees under the 1987 Stock Option Plan and the 1996 Plan, respectively. These amounts are in addition to approximately $16.0 million and $12.6 million we received as payment of the exercise price of such options under the 1987 Stock Option Plan and the 1996 Plan, respectively.

  Tax Summary

     The foregoing summary of the effect of federal income taxation upon the optionee and us with respect to the grant of stock options and purchase of shares under the 1996 Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax implications of an optionee's death or the provisions of the income tax laws of any municipality, state, or foreign country in which the optionee may reside.

PARTICIPATION IN THE 1996 PLAN

     The grant of stock options under the 1996 Plan to executive officers, including the executive officers named in the Summary Compensation Table, referred to as the "Named Officers", is subject to the discretion of the board of directors and the compensation committee. Since the 1996 Plan's inception, Messrs. Smith, Daane, Berlan, Sarkisian, Cleage and Jacobs were granted options to purchase 2,300,000, 1,500,000, 1,560,000, 1,160,000, 1,320,000 and 960,000
shares, respectively. Since the 1996 Plan's inception, all current executive officers as a group, including the Named Officers, and all other employees as a group were granted as of December 31, 2000 options to purchase 9,905,000 and 44,562,429 shares, respectively. During this period, options to purchase an aggregate of 12,236,743 were cancelled. Since the 1996 Plan's inception, none of our current directors, excluding current or former executive officers, have been granted options to purchase shares under the 1996 Plan. As of December 31, 2000, the weighted average exercise price of outstanding options under the 1996 Plan was $19.93. As of the date hereof, there has been no determination as to future awards under the 1996 Plan. Accordingly, future benefits or amounts received are not determinable.

                   PROPOSAL THREE -- APPROVAL OF AMENDMENT TO
                       1987 EMPLOYEE STOCK PURCHASE PLAN

STOCKHOLDER PROPOSAL

     At the annual meeting, the stockholders are being requested to approve the proposed amendment of the 1987 Employee Stock Purchase Plan, referred to as the "1987 Purchase Plan," to increase by 500,000 the number of shares reserved for issuance.

GENERAL

     The 1987 Purchase Plan was adopted by our board of directors in August 1987 and approved by our stockholders in September 1987. The 1987 Purchase Plan as adopted had 200,000 shares of common stock reserved for issuance. Since the plan's adoption, the board of directors has authorized, and stockholders have approved, amendments to the 1987 Purchase Plan to increase the shares reserved for issuance from 200,000 to 700,000. The number of shares reserved for issuance increased to 2,800,000 as a result of our two-for-one stock splits in May 1995 and December 1996. At the annual meetings held in 1998 and 1999, the stockholders approved amendments to the 1987 Purchase Plan that increased the number of shares reserved for issuance under the 1987 Purchase Plan by an additional 500,000 to 3,300,000. The number of shares reserved for issuance increased to 6,600,000 as a result of our two-for-one stock split in May 1999. At the annual meeting held in 2000, the stockholders approved an amendment to the 1987 Purchase Plan that increased the number of shares reserved for issuance under the 1987 Purchase Plan by an additional 250,000 shares to 6,850,000. The number of shares reserved for issuance increased to 13,700,000 as a result of our two-for-one stock split in

July 2000. In January 2001, the board of directors approved an amendment to the 1987 Purchase Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 500,000, thereby increasing the total number of shares issuable under the 1987 Purchase Plan from 13,700,000 to 14,200,000.

     As of the record date, 12,432,566 shares had been issued pursuant to the exercise of options granted under the 1987 Purchase Plan and 1,267,434 shares are available for future grant.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1987 Purchase Plan. OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" SUCH AMENDMENT.

     The essential features of the 1987 Purchase Plan are outlined below.

GENERAL

     The 1987 Purchase Plan, and the right of participants to make purchases under the 1987 Purchase Plan, is intended to qualify as an "Employee Stock Purchase Plan" under the provisions of Sections 421 and 423 of the Code. The provisions of the 1987 Purchase Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code.

     The 1987 Purchase Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of ERISA.

PURPOSE

     The purpose of the 1987 Purchase Plan is to provide our employees, and any of our subsidiaries which is designated by our board of directors, with an opportunity to purchase our common stock through accumulated payroll deductions.

ADMINISTRATION

     The 1987 Purchase Plan may be administered by our board of directors or a committee of members of the board of directors appointed by the board of directors. Once appointed, the members of the committee shall continue to serve until otherwise directed by the board of directors. The administration, interpretation or application of the 1987 Purchase Plan by the board of directors or by the committee shall be final, conclusive and binding upon all participants. Members of the board of directors who are eligible employees are permitted to participate in the 1987 Purchase Plan, provided that such members may not vote on any matter affecting the administration of the 1987 Purchase Plan or the grant of any stock option pursuant to the 1987 Purchase Plan. In addition, if a committee is established to administer the 1987 Purchase Plan, no member of the board of directors who is eligible to participate in the 1987 Purchase Plan may be a member of the committee. No charges for administrative or other costs may be made against the payroll deductions of a participant in the 1987 Purchase Plan. Members of the board of directors receive no additional compensation for their services in connection with the administration of the 1987 Purchase Plan.

ELIGIBILITY

     Any person, including an officer, who is customarily employed for at least 20 hours per week and more than five months in a calendar year by us (or any of our subsidiaries which is designated from time to time by the board of directors) as of the first day of a given offering period shall be eligible to participate in the 1987 Purchase Plan. Notwithstanding the foregoing, no participant shall be granted an option to purchase shares under the 1987 Purchase Plan (1) which would permit the participant's rights to purchase stock under all of our employee stock purchase plans and our subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such stock option is granted) for each calendar year in which such option is outstanding at any time or (2) if, after the grant of an option, the participant would own common stock or options to purchase common stock equal to 5% or more of the total combined voting power or value of all classes of our capital stock or capital stock of any of our subsidiaries. Furthermore, if the number of shares which would otherwise be subject to stock options under the 1987 Purchase Plan at the beginning of an offering period exceeds the number of shares then available for grant, a pro rata allocation of the available shares shall be made in as uniform a manner as is practicable and as we shall determine to be equitable. As of the record date, approximately 2,050 employees were eligible to participate in the 1987 Purchase Plan.

OFFERING PERIODS

     Typically, the 1987 Purchase Plan is implemented by one offering during each six-month period of the plan. Currently, the offering periods commence on or about April 16 and October 16 of each year. In the future, the board of directors may alter the duration of the offering periods with respect to future offerings without stockholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first offering period to be affected.

ENROLLMENT IN THE PLAN

     Eligible employees become participants in the 1987 Purchase Plan by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless a later time for filing the subscription agreement has been set by the board of directors for all eligible employees with respect to a given offering. A person who becomes employed after the commencement of an offering may not participate in the 1987 Purchase Plan until the commencement of the next offering.

PURCHASE PRICE

     The purchase price at which shares are sold under the 1987 Purchase Plan is the lower of: (1) 85% of the fair market value of a share of our common stock on the first day of the offering period; or (2) 85% of the fair market value of a share of our common stock on the last day of the offering period. The 1987 Purchase Plan provides that, because our common stock is currently traded on the Nasdaq National Market, the fair market value of a share of our common stock on a given date shall be the closing price on the Nasdaq National Market, on such date, as reported in The Wall Street Journal. If the first or last day of the offering period falls on a weekend or holiday, the fair market value of a share of our common stock for the first day of the offering period will be the closing price on the next business day, and the fair market value of a share of our common stock for the last day of the offering period will be the closing price on the prior business day.

PAYMENT OF THE PURCHASE PRICE; PAYROLL DEDUCTIONS

     The payroll deductions accumulated during the offering period are applied to the purchase of the shares. The deductions may not exceed 10% of a participant's eligible compensation received on each payday. The aggregate of such payroll deductions during the offering period cannot exceed the lesser of 10% of his or her aggregate compensation during such offering period or $12,500. Partial share dollar amounts carried over into the following offering period will reduce the withholding if it would exceed 10% of a participant's eligible compensation. Compensation is defined as all regular straight time gross earnings, plus sales commissions and sales incentives earned during the entire offering period, but exclusive of payments for overtime, shift premium, other incentive compensation, other incentive payments, bonuses, or other compensation. Payroll deductions shall commence on the first payday following the first day of the offering period and shall continue at the same percentage rate until the end of the offering period unless sooner terminated. No interest shall accrue on the payroll deductions of a participant in the 1987 Purchase Plan. At any time during the offering period, a participant may discontinue payroll deductions under the 1987 Purchase Plan without withdrawing amounts contributed through prior payroll deductions. All payroll deductions received or held by us under the 1987 Purchase Plan may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions.

PURCHASE OF STOCK; GRANT OF OPTIONS

     On the first day of each offering period, each eligible employee participating in the 1987 Purchase Plan shall be granted an option to purchase, at the per-share option price, up to a number of shares determined by dividing such employee's accumulated payroll deductions by the option purchase price determined as described above, subject to the limitations set forth in the 1987 Purchase Plan.

EXERCISE OF OPTIONS

     Unless the participant's participation is discontinued, each participant's option for the purchase of the maximum number of full shares will be exercised automatically at the end of the offering period at the applicable price.

WITHDRAWAL

     A participant may withdraw all, but no less than all, the payroll deductions credited to his or her account under the 1987 Purchase Plan at any time prior to the last day of the offering period by giving written notice to us. All of the participant's payroll deductions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal, and his or her option for the current period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period.

     A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the 1987 Purchase Plan or in any similar plan which may be adopted by us.

TERMINATION OR INTERRUPTION OF EMPLOYMENT

     Upon termination or interruption of a participant's employment for any reason, including retirement or death, prior to the last day of the offering period, the payroll deductions credited to the participant's account will be returned to such participant, or, in the case of the participant's death, to the person or persons entitled thereto as specified in the participant's subscription agreement, and his or her option will be automatically terminated.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER

     In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by the stockholders. In the event of our proposed dissolution or liquidation, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the board of directors. In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another corporation, each option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the board of directors makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the board of directors shall notify the participant that the option shall be fully exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period.

     The board of directors may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number of shares available for grant, as well as the price per share of common stock covered by each outstanding option, in the event that we effect one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding common stock, and in the event of our being consolidated with or merged into any other corporation.

NONASSIGNABILITY

     Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the 1987 Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant, other than by will, the laws of descent, and distribution or as provided in the 1987 Purchase Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that we may treat such act as an election to withdraw from the 1987 Purchase Plan.

AMENDMENT AND TERMINATION OF THE PLAN

     The board of directors may at any time or from time to time amend or terminate the 1987 Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the 1987 Purchase Plan without prior approval of our stockholders if such amendment would increase the number of shares reserved for issuance under the 1987 Purchase Plan, permit payroll deductions at a rate in excess of 10% of the participant's compensation as defined in the 1987 Purchase Plan, modify the designation of the employees or class of employees eligible to participate in the plan, or materially increase the benefits which may accrue to participants under the 1987 Purchase Plan. The 1987 Purchase Plan shall continue in effect until August 2007, unless sooner terminated as described above.

TAX INFORMATION

     The 1987 Purchase Plan and the right of participants to make purchases under the 1987 Purchase Plan is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

     If the shares are sold or disposed of, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option, referred to as the "option price" or (b) 15% of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee's basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

     If the shares are sold or disposed of, including by way of gift or by exchange in connection with the exercise of an incentive stock option, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

     If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

     The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 1987 Purchase Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax implications of a participant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

PARTICIPATION IN THE 1987 PURCHASE PLAN

     Eligible employees participate in the 1987 Purchase Plan voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 1987 Purchase Plan. Accordingly, future purchases under the 1987 Purchase Plan are not determinable at this time.

     PROPOSAL FOUR -- APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

STOCKHOLDER PROPOSAL

     At the annual meeting, the stockholders are being requested to approve an amendment to our certificate of incorporation to increase from 700 million to 1 billion the number of shares of our authorized common stock.

SUMMARY

     Our certificate of incorporation currently authorizes the issuance of 700 million shares of common stock, $0.001 par value per share. In January 2001, the board of directors approved an increase in the authorized number of shares of our common stock from 700 million to 1 billion shares, subject to stockholder approval of the amendment. As of the record date, there were approximately 368,684,358 issued and outstanding shares of our common stock and approximately 53,845,327 additional shares reserved for future issuance under our stock option plans and employee stock purchase plan, of which approximately 50,533,987 shares are covered by outstanding options and approximately 2,023,906 shares are available for grant or purchase. Based upon the foregoing number of outstanding and reserved shares of common stock, we currently have approximately 277,470,315 shares remaining available for other purposes.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

     The following is the text of article fourth of our certificate of incorporation, as proposed to be amended:

          "The total number of shares of stock which the Corporation shall have authority to issue is one billion (1,000,000,000). All such shares are to be Common Stock, par value of $0.001 per share, and are to be of one class."

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     The board of directors believes that the availability of additional authorized but unissued shares will provide us with the flexibility to issue common stock for a variety of corporate purposes, such as to effect future stock splits and stock dividends, to make acquisitions through the use of stock, to raise equity capital, to adopt additional employee benefit plans or to reserve additional shares for issuance under such plans and under plans of acquired companies.

     Since, as of the record date, we currently have approximately 277,470,315 shares remaining available for other purposes, the number of shares of common stock currently authorized in the certificate of incorporation would be insufficient to permit the board of directors to approve a two-for-one stock split in the form of a 100% stock dividend. Under Delaware law, the board of directors cannot amend the certificate of incorporation without shareholder approval and cannot approve a stock dividend unless sufficient authorized shares are available. Under the proposed amendment to the certificate of incorporation, the additional shares of common stock would be available for issuance without further stockholder action, unless stockholder action is otherwise required by Delaware law or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted. Although we do not currently contemplate any additional stock split or stock dividend and there can be no assurance that any additional stock split or stock dividend will happen at any particular time in the future or at all, the additional authorized shares will effectively provide the board with the necessary flexibility to split the shares and undertake certain other types of transactions, if the need arises. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the board of directors.

     Under our certificate of incorporation, our stockholders do not have preemptive rights with respect to common stock. Thus, should the board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the board of directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

     The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of Altera, it may be possible for us to endeavor to impede the attempt by issuing shares of common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential costs to acquire control of Altera. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, the board of directors is not aware of any attempt to take control of Altera, and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

     If the proposed amendment is adopted, it will become effective upon filing of a certificate of amendment to our certificate of incorporation with the Delaware Secretary of State. However, if our stockholders approve the proposed amendment to our certificate of incorporation, the board of directors retains discretion under Delaware law not to implement the proposed amendment. If the board of directors exercised such discretion, the number of authorized shares would remain at current levels.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of outstanding shares of our common stock is required to approve the amendment to our certificate of incorporation. IN ORDER TO GIVE US THE FLEXIBILITY TO UNDERTAKE VARIOUS TYPES OF CORPORATE TRANSACTIONS, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 700 MILLION TO 1 BILLION.

                PROPOSAL FIVE -- RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

STOCKHOLDER PROPOSAL

     At the annual meeting, the stockholders are being requested to ratify the board of directors' selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal year ending December 31, 2001.

SUMMARY

     The board of directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit our financial statements for the current fiscal year ending December 31, 2001. We expect that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     Although it is not required to do so, the board of directors is submitting its selection of our independent auditors for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal. Whether the proposal is approved or defeated, the board of directors may reconsider its selection.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP.

                                 OTHER MATTERS

     We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

                    VOTING VIA THE INTERNET OR BY TELEPHONE

FOR SHARES DIRECTLY REGISTERED IN THE NAME OF THE STOCKHOLDER

     Stockholders with shares registered directly with EquiServe may vote those shares telephonically by calling EquiServe at (877) 779-8683 (within the U.S. and Canada only, toll-free), or via the Internet at EquiServe's voting Web site (www.eproxyvote.com\altr).

FOR SHARES REGISTERED IN THE NAME OF A BROKER OR A BANK

     A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com).

                                 ANNUAL REPORT

     Our annual report for 2000 has been mailed to stockholders along with this proxy statement. WE WILL, UPON WRITTEN REQUEST AND WITHOUT CHARGE, PROVIDE TO ANY PERSON, SOLICITED HEREUNDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Requests should be addressed to the attention of Investor Relations, 101 Innovation Drive, San Jose, California 95134.

                             STOCKHOLDER PROPOSALS

     Any stockholder who intends to submit a proposal at the annual meeting of stockholders for the year ended 2001 and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than November 20, 2001. Any stockholder proposal submitted with respect to our annual meeting of stockholders for the year ended 2001, which proposal is submitted outside the requirements of Rule 14a-8 under the Securities Exchange Act will be considered untimely for purposes of Rule 14a-4 and 14a-5 if we receive notice thereof after February 3, 2002. Such proposal should be sent to our Secretary at 101 Innovation Drive, San Jose, California 95134.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                          For the Board of Directors
                                          ALTERA CORPORATION

                                          C. Wendell Bergere,
                                          Secretary

Dated: March 21, 2001

                                                                      APPENDIX A

                  THE BOARD OF DIRECTORS OF ALTERA CORPORATION

                            AUDIT COMMITTEE CHARTER

     The audit committee is chartered to execute the board's fiduciary responsibility for ensuring the integrity of reported financial results, adequacy of disclosures, and soundness of internal controls. This will be accomplished by performing regular reviews with the aid of external auditors and Company management and by special reviews and discussions as necessary. The committee will report its findings to the board on a periodic basis. The Committee will comply with all Securities and Exchange Commission and NASD regulations covering audit committees of public corporations. The committee does not prepare or audit the Company's financial statements nor does it routinely review all public filings.

     The committee has specific duties and authorities as described below:

     The audit committee shall direct the activities and review the findings of the independent auditors. The committee shall be responsible for recommending the audit firm to the full board, and shall review and approve the scope of the annual audit. Upon completion of the audit, the committee shall review and discuss the results of the audit with the auditors and management. The review will focus on significant areas including, but not limited to, the application of the Corporation's revenue recognition policy, inventory balances and reserves, litigation reserves, other significant commitments and contingencies, and any significant adjustments proposed by the auditors. Additionally the review will highlight the accounting treatment for any significant non-routine transactions, changes in accounting policy or its application, and the application of new accounting standards. Moreover, the committee will review with the Company's legal counsel any legal matters that could have a significant impact on the Company's financial statements. The committee will discuss with management and auditors any new accounting, reporting, or disclosure requirements, and the application of those standards to the Corporation's public filings.

     As part of the post-audit review, the committee will review the auditor's assessment of the Corporation's control environment and recommendations and discuss management's responses to those findings. Additionally, the committee shall engage in an independent discussion with the auditors to learn of any dispute the auditors may have had with management, and to evaluate the cooperation received by the auditors during their examination including access to all requested information. The committee will receive a candid and confidential assessment of the competence of the Corporation's financial and accounting personnel and any relevant recommendations which the auditors may have.

     Annually, the committee will direct independent assessments of the security and back-up and contingency provisions of the Company's computer systems and discuss management's responses to that assessment. Also, the committee will annually review all non-audit services performed by the auditors in order to ensure that the audit firm remains independent and objective.

     Routinely, the committee will review the Company's foreign exchange exposures and hedging practices, share repurchase activity, and tax planning and compliance activities. The committee reviews and approves changes to the Corporation's investment policy.

     The committee has full authority to conduct any investigation on matters related to the integrity of reported financial results, the soundness of the Corporation's control systems, and any material illegal act or conflict of interest that could jeopardize the Corporation's control systems or the integrity of its financial statements and disclosure. The committee has the authority to engage outside services as necessary to fulfill the performance of its charter.

                                  [ALTERA LOGO]

Altera Corporation, The Programmable Solutions Company(R), is a world leader in one of the semiconductor industry's fastest growing segments: high-density programmable logic devices (PLDs). Altera PLDs are standard integrated circuits that offer significant advantages over custom logic chips such as ASICs. Today's high-density PLDs, used in concert with Altera's desktop software design tools and optimized intellectual property (IP) building blocks, allow electronic systems manufacturers to execute on a single chip the same functionality that previously consumed an entire printed circuit board. This methodology, called "system on a programmable chip," helps electronics systems manufacturers shorten time-to-market and reduce development costs. Altera serves over 13,000 customers in three primary market areas: communications, EDP (electronic data processing), and industrial applications. The Company sells its chips worldwide and derives nearly half of its revenues from markets outside the United States. Altera common stock is traded on The Nasdaq Stock Market under the symbol ALTR. Altera's web site is located at http://www.altera.com.

                                   DETACH HERE

                                      PROXY

                               ALTERA CORPORATION

                  PROXY FOR 2001 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ALTERA CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 21, 2001, and hereby appoints John P. Daane and Nathan M. Sarkisian and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of ALTERA CORPORATION, to be held on Tuesday, May 1, 2001 at 2:00 p.m., local time at 101 Innovation Drive, San Jose, California, and any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

----------------                                                ----------------
SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE
----------------                                                ----------------

ALTERA CORPORATION

c/o EquiServe
P.O. Box 9398
Boston, MA  02205-9398

--------------------------------------------------------------------------------
                               VOTE BY TELEPHONE
--------------------------------------------------------------------------------

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).

--------------------------------------------------------------------------------
Follow these four easy steps:

1.      Read the accompanying Proxy Statement and Proxy Card.

2.      Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.      Follow the recorded instructions.
--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT!
                          Call 1-877-PRX-VOTE anytime!

--------------------------------------------------------------------------------
                                VOTE BY INTERNET
--------------------------------------------------------------------------------

It's fast; convenient, and your vote is immediately confirmed and posted.

--------------------------------------------------------------------------------
Follow these four easy steps:

1.      Read the accompanying Proxy Statement and Proxy Card.

2.      Go to the Website http://www.eproxyvote.com/altr

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.      Follow the instructions provided.
--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT!
                 Go to http://www.eproxyvote.com/altr anytime!


    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

                                  DETACH HERE

[X] Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEMS 1, 2, 3, 4 AND 5.

1.  Election of directors.
    Nominees: (01) Rodney Smith; (02) John P. Daane; (03) Charles M. Clough;
              (04) Michael A. Ellison; (05) Paul Newhagen; (06) Robert W. Reed;
              (07) Deborah D. Rieman; (08) William E. Terry

                   FOR        [ ]                    WITHHELD    [ ]
                   ALL                               FROM ALL
                   NOMINEES                          NOMINEES


                                                           MARK HERE    [ ]
                                                           FOR ADDRESS
      [ ]                                                  CHANGE AND
          --------------------------------------------     NOTE BELOW
          For all nominees except nominees written above

2. To approve an amendment to the 1996 Stock Option Plan to increase by 15,000,000 the number of shares of common stock reserved for issuance under the plan.

                [ ] FOR         [ ] AGAINST          [ ] ABSTAIN

3. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 500,000 the number of shares of common stock reserved for issuance under the plan.

                [ ] FOR         [ ] AGAINST          [ ] ABSTAIN

4. To approve an amendment to our certificate of incorporation to increase from 700 million to 1 billion the number of shares of our authorized common stock.

                [ ] FOR         [ ] AGAINST          [ ] ABSTAIN

5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2001.

                [ ] FOR         [ ] AGAINST          [ ] ABSTAIN

6. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the power of said attorneys-in-fact hereunder.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:_______________ Date:________ Signature:_______________ Date:_________